Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated February 28, 2013, with respect to the consolidated balance sheets of UAG UK Holdings Limited and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2012, incorporated herein by reference and to the reference to our firm under the heading “Experts” in this prospectus. Neither the aforementioned financial statements nor the related financial statement schedule are incorporated by reference in this prospectus.

/s/ KPMG Audit Plc

Birmingham, United Kingdom

January 16, 2014